Exhibit 99.1

Mirum Pharmaceuticals Completes Acquisition of Bluejay Therapeutics, Expanding Global Leadership in Rare Disease

- Adds brelovitug for chronic hepatitis delta virus (HDV) with Breakthrough Therapy and PRIME designations to Mirum’s portfolio

- Topline Phase 3 results expected in 2H 2026

FOSTER CITY, Calif. — January 26, 2026 — Mirum Pharmaceuticals, Inc. (NASDAQ: MIRM), a leading rare disease company, today announced the successful completion of its acquisition of Bluejay Therapeutics, a privately held biotechnology company focused on viral and liver diseases.

With the completion of the acquisition, Mirum adds worldwide rights to brelovitug, a late-stage, fully human monoclonal antibody for chronic hepatitis delta virus (HDV), a rare and severe liver disease with no FDA-approved therapies in the United States. Brelovitug has received Breakthrough Therapy designation from the FDA and PRIME designation from the European Medicines Agency and is currently being evaluated in the global AZURE Phase 3 registrational program, with topline data expected in the second half of 2026.

“With the acquisition now complete, our focus shifts to execution – adding the talented Bluejay team to Mirum as we complete the AZURE Phase 3 program and prepare for potential registrations and launches,” said Chris Peetz, Chief Executive Officer of Mirum Pharmaceuticals. “This program fits squarely within our core strengths in rare disease and builds on our deep expertise in rare liver conditions. We believe Mirum’s global development and commercial synergies position us well to deliver for patients living with HDV.”

Under the terms of the transaction, Mirum acquired all outstanding shares of Bluejay Therapeutics for a combination of cash and Mirum common stock, with potential additional tiered sales-based milestone payments.

Concurrently with the acquisition, Mirum completed the previously announced private placement financings, including investments from existing and new healthcare investors, resulting in aggregate gross proceeds of approximately $268.5 million. The proceeds are intended to support clinical development and commercial activities following the acquisition of brelovitug in HDV. Mirum is evaluating strategic options for Bluejay’s additional investigational programs.

About Brelovitug

Brelovitug is an investigational, highly potent, pan-genotypic, fully human immunoglobulin G1 (IgG1) monoclonal antibody (mAb) that targets the surface antigen (anti-HBsAg) on both the chronic hepatitis delta virus (HDV) and the hepatitis B virus (HBV). Brelovitug is designed to neutralize and remove hepatitis B and hepatitis D virions and deplete HBsAg-containing subviral particles. Brelovitug has FDA Breakthrough Therapy designation for the treatment of HDV and PRIME and Orphan designations from the European Medicines Agency. In Phase 2 studies, brelovitug demonstrated strong antiviral activity in HDV, achieving a 100% HDV RNA response, along with improvements in liver enzyme levels and a favorable safety profile, with the most common adverse event being injection-site erythema. Mirum owns worldwide rights to brelovitug.

About the AZURE Clinical Program

The AZURE program is a global, registrational Phase 3 clinical development program evaluating brelovitug for the treatment of chronic hepatitis delta virus (HDV). The program includes multiple open-label studies designed to assess the primary endpoint of combined virologic and biochemical response. Together, the studies are intended to support regulatory filings in the United States and Europe. Topline data from the program are expected in the second half of 2026 with a potential BLA submission and launch in 2027.

About Chronic Hepatitis Delta Virus (HDV)

HDV, a coinfection that occurs in some people infected with the hepatitis B virus, is the most severe form of viral hepatitis due to the potential for rapid progression to liver cirrhosis, liver cancer and liver-related death. HDV affects approximately 230,000 people in the United States and Europe. It is estimated that more than 50% of individuals with HDV will die of liver-related causes within 10 years of diagnosis. There are currently no approved treatments for HDV in the United States and most countries worldwide.

About Mirum Pharmaceuticals, Inc.

Mirum Pharmaceuticals (NASDAQ: MIRM) is a leading rare disease company with a global footprint of approved products and a broad pipeline of investigational medicines. Purpose-built to bring forward breakthrough medicines for people with overlooked conditions, Mirum combines deep rare disease expertise with strong connections to patient communities. The company’s commercial portfolio includes LIVMARLI® (maralixibat) for Alagille syndrome (ALGS) and progressive familial intrahepatic cholestasis (PFIC), CHOLBAM® (cholic acid) for bile-acid synthesis disorders, and CTEXLI® (chenodiol) for cerebrotendinous xanthomatosis (CTX).

Mirum’s clinical-stage pipeline includes volixibat, an IBAT inhibitor in late-stage development for primary sclerosing cholangitis (PSC) and primary biliary cholangitis (PBC), brelovitug, a fully human monoclonal antibody in late-stage development for chronic hepatitis delta virus (HDV) and MRM-3379, a PDE4D inhibitor being evaluated for Fragile X syndrome (FXS).

Mirum’s success is driven by a team dedicated to advancing high impact medicines through strategic development, disciplined execution and purposeful collaboration across the rare disease ecosystem. Learn more at www.mirumpharma.com and follow Mirum on Facebook, LinkedIn, Instagram and X.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the implementation of post-acquisition initiatives, including integrating the Bluejay team to Mirum; the anticipated use of proceeds from the private placements; the prospective benefits of the acquisition, including expectations that it will strengthen Mirum’s rare disease portfolio and will be a strong, strategic fit for Mirum; the expectation that brelovitug will be synergistic with and advance Mirum’s leadership in rare disease and benefit from Mirum’s existing expertise, programs and relationships; expectations regarding brelovitug’s ongoing development, including the potential completion of and successful results from the pivotal Phase 3 studies for HDV, the potential benefits of brelovitug, the anticipated timing for data from the Phase 3 studies, the anticipated costs of developing brelovitug, the estimated prevalence of HDV in the United States and Europe and its effects on patients, and the potential regulatory BLA submission and launch of brelovitug in 2027; and plans for additional brelovitug or other clinical programs. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate,” “expected,” “will,” “could,” “would,” “potential,” “continue,” “plans,” “intended,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, ;risks associated with the development of acquired product candidates, including the failure of any expected synergies to be realized; risk and uncertainties arising from the integration of an acquired company, its employees and its assets with Mirum’s business; risks associated with evaluating companies and assets for acquisition, including that the perceived benefits of the acquisition are not realized; risks and uncertainties with the development of investigational medicines generally, including the failure of future studies to generate the same or similar data as prior studies and the potential that estimated prevalences are materially inaccurate; the risks and uncertainties associated with Mirum’s business in general, the impact of geopolitical and macroeconomic events, and the other risks described in Mirum’s Annual Report for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 26, 2025, and subsequent filings with the Securities and Exchange Commission, which are available at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact:

Andrew McKibben

ir@mirumpharma.com

Media Contact:

Meredith Kiernan

media@mirumpharma.com

Source: Mirum Pharmaceuticals, Inc.